Exhibit (d)(2)

EXECUTION VERSION

American Securities Partners VII, L.P.
American Securities Partners VII(B), L.P.
American Securities Partners VII(C), L.P.
 c/o American Securities LLC
299 Park Avenue, 34th Floor
New York, NY 10171

March 14, 2017

ASP AMC Intermediate Holdings, Inc.
c/o American Securities LLC
299 Park Avenue, 34th Floor
New York, NY 10171

Re:  Equity Financing Commitment and Limited Guarantee

Ladies and Gentlemen:

Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Air Methods Corporation, a Delaware corporation (the “Company”), ASP AMC Intermediate Holdings, Inc., a Delaware corporation (“Parent”) and ASP AMC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being delivered to the addressee in connection with the execution of the Merger Agreement by Parent, the Company and Merger Sub.

1.                                      Equity Financing Commitment.  If (A) the Marketing Period has ended, (B) the Debt Financing (or any Alternative Financing) has been funded or, subject to the Investors funding their respective Equity Commitments, will be funded at the Closing, in each case, in accordance with the terms thereof, and (C) with respect to the consummation of the Offer, all Offer Conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to such conditions being able to be satisfied) or validly waived in accordance with the terms of the Merger Agreement at the Expiration Time, then each of the undersigned hereto (each, an “Investor” and collectively, the “Investors”) severally (and not jointly) commits, subject to the conditions set forth herein, to directly or indirectly provide Parent with immediately available funds, as of immediately prior to the time Parent, the Company and Merger Sub become obligated under the Merger Agreement to effect the Offer Closing in an amount equal to such Investor’s Pro Rata Share of the Aggregate Commitment (each as defined below) (such amount with respect to each Investor, such Investor’s “Maximum Investor Commitment”), solely for the purpose of enabling Parent to (x) cause Merger Sub to accept for payment all shares of Common Stock tendered pursuant to the Offer at the Offer Acceptance Time and to pay for any and all such shares of Common Stock as required under Section 1.1(e) of the Merger Agreement, (y) fund the amounts required to be funded by Parent pursuant to Section 2.2(b) and Section 2.3 of the Merger Agreement and (z) fund the other fees, costs and expenses required to be paid by Parent or Merger Sub in connection with the Transactions pursuant to the terms of the Merger Agreement; provided, that no Investor shall, under any circumstances, be obligated by virtue of this letter agreement to purchase equity or debt, directly or indirectly, from Parent or otherwise provide any funds, directly or indirectly, to Parent in an amount exceeding the amount of such Investor’s Maximum Investor Commitment and the Investors, collectively, shall not, under any circumstances, be obligated by virtue of this letter agreement to purchase equity or debt, directly or indirectly, from Parent or otherwise provide any funds, directly or indirectly, to Parent in an amount exceeding the Aggregate Commitment.  The term “Pro Rata Share” means, with respect to each Investor, the percentage set forth opposite such Investor’s name on Exhibit A.  The term “Aggregate Commitment” means $690,000,000 or such lesser amount, which when aggregated with the proceeds of the Debt Financing actually funded at the Closing and any cash on hand at the Company or any of its Subsidiaries, suffices to fully fund the amounts required to be funded by Parent pursuant to Section 2.2(b). The obligations of the Investors in this Section 1 are referred to herein as the “Equity Commitment”.

2.                                      Limited Guarantee.

(a)                                 Each of the Investors guarantees, agrees and commits to severally (and not jointly) pay to the Company or its designee (as directed by the Company) immediately available funds in an amount equal to such Investor’s Pro Rata Share of (i) the Parent Termination Fee, if and when due, in order to fully satisfy Parent’s obligations pursuant to Section 7.6(b) of the Merger Agreement, (ii) if the Merger Agreement is terminated in accordance with its terms and the Parent Termination Fee is not paid, damages, if any, for fraud or Willful and Intentional Breach by Parent or Merger Sub under and in accordance with the Merger Agreement (subject in all circumstances to a maximum aggregate liability of the Parent Termination Fee), and (iii) the indemnification and reimbursement obligations, if any, of Parent and Merger Sub under Section 5.11 of the Merger Agreement (collectively, the “Guaranteed Obligations”). The obligations of the Investors in this Section 2 are referred to herein as the “Limited Guarantee”.

(b)                                 Each Investor’s Liability pursuant to this Section 2 shall, to the fullest extent permitted by applicable Law, be absolute, irrevocable and unconditional irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to any insolvency, bankruptcy, reorganization or other similar proceeding and the failure of the Company to so file shall not affect each Investor’s Liability pursuant to this Section 2. In the event that any payment to the Company made under this letter agreement in respect of an Investor’s Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, such Investor shall remain liable hereunder with respect to such Investor’s Guaranteed Obligation as if such payment had not been made. This Section 2 is an unconditional and continuing guarantee of payment and not of collection, and the Company shall not be required to proceed against Parent or Merger Sub before proceeding against each Investor hereunder irrespective of whether any other Person is joined in any such action or actions.  Each Investor agrees that the obligations of such Investor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger

Sub or such Investor, or to first sue Parent or Merger Sub; (ii) any change in the time, place or manner of payment of the Guaranteed Obligation applicable to such Investor, or any rescission, waiver, compromise, consolidation, or other amendment or modification, in whole or in part, of any of the terms or provisions of the Merger Agreement, this letter agreement or the other documents entered into in connection with the foregoing, made in accordance with the terms thereof or hereof (other than a reduction in the amount of the Parent Termination Fee or the amount of reimbursement and indemnification costs to be reimbursed pursuant to Section 5.11 of the Merger Agreement, as may be agreed to by the Company and Parent or as ordered by a court of competent jurisdiction in a final non-appealable resolution, in which case the aggregate Guaranteed Obligations shall be correspondingly reduced); (iii)(I) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligation applicable to such Investor or (II) the release or discharge of any other Investor, or the receipt by the Company of partial satisfaction of the Guaranteed Obligation applicable to such Investor from any other Investor; (iv) any change in the corporate existence, structure or ownership of Parent or Merger Sub or such Investor; (v) the existence of any claim, set off or other right which (I) such Investor may have at any time against Parent, Merger Sub or the Company, or any of their respective Affiliates, or against any other Investor or (II) Parent or Merger Sub may have at any time against the Company or such Investor, whether in connection with the Guaranteed Obligations applicable to such Investor or otherwise; (vi) the adequacy of any other means the Company may have of obtaining payment related to the Guaranteed Obligations applicable to such Investor; (vii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Investor; (viii) the value, genuineness, validity, illegality or enforceability according to their terms of the Merger Agreement, this letter agreement or the other documents entered into in connection with the foregoing and (ix) any discharge of such Investor as a matter of applicable law or equity (other than in all instances of this paragraph as a result of, and to the extent of, payment in full of the Guaranteed Obligations applicable to such Investor in accordance with the terms of the Merger Agreement and this letter agreement or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent or Merger Sub under the Merger Agreement).

(c)                                  To the fullest extent permitted by applicable Law, each Investor expressly waives promptness, diligence, notice of the acceptance of this letter agreement and the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of one or both of Parent or Merger Sub, and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement). To the fullest extent permitted by applicable Law, each Investor waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require election of remedies by the Company. Each Investor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers, agreements, covenants, obligations and other terms in this Section 2 are knowingly made and agreed to in contemplation of such benefits. Each Investor hereby unconditionally and irrevocably agrees that it shall not and shall cause its Affiliates not to, directly or indirectly, institute any Legal Action or make any claim asserting that the Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms (other than defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement). Each Investor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance or enforcement of such Investor’s obligations under or in respect of this Section 2 or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification, and each Investor shall not exercise any such rights unless and until this letter agreement is terminated pursuant to the terms of Section 3.

3.                                      Termination.

(a)                                 The obligations of each Investor pursuant to the Equity Commitment set forth in Section 1 of this letter agreement shall terminate automatically and immediately upon the earliest to occur of:  (i) the consummation of the Closing and funding of the Equity Commitment; (ii) the valid termination of the Merger Agreement in accordance with its terms (unless the Company shall have previously commenced a Legal Action pursuant to Section 7 of this letter agreement in which case the obligations set forth in Section 1 of this letter agreement shall terminate upon the final non-appealable resolution of such Legal Action by a court of competent jurisdiction and the satisfaction by such Investor of any obligations finally determined or agreed to be owed by such Investor, consistent with the terms hereof); or (iii) the assertion by the Company or any of its respective Affiliates of any claim against any Investor or any Investor Related Party (as defined below) in connection with this letter agreement or the Merger Agreement, except that this clause (iii) shall not apply to claims by the Company (I) against Parent seeking specific performance of the any Investor’s obligations in accordance with Section 8.15 of the Merger Agreement and this letter agreement prior to the termination of the Merger Agreement or in respect of any suit, action or other proceeding against Parent or Merger Sub alleging a Parent Termination Fee is due and owing or against such Investor that amounts are due and owing from such Investor pursuant to Section 2 of this letter agreement (as limited by the provisions hereof), (II) enforcing any rights under the Confidentiality Agreement, (III) against Parent or Merger Sub under and in accordance with the terms and conditions of the Merger Agreement, subject to any limitations set forth in the Merger Agreement or (IV) against any Investor or any Investor Related Party under and in accordance with the terms of this letter agreement (the foregoing clauses (I), (II), (III) and (IV) the “Non-Prohibited Claims”).

(b)                                 The obligations of each Investor pursuant to the Limited Guarantee set forth in Section 2 of this letter agreement shall terminate automatically and immediately upon the earliest to occur of:  (i) the consummation of the Closing; (ii) ninety (90) days following the termination of the Merger Agreement unless prior to such date (I) the Company shall have delivered a written notice with respect to any of the Guaranteed Obligations and (II) the Company shall have commenced a Legal Action against any Investor, Parent or Merger Sub alleging that any such Guaranteed Obligations are due and owing, in which case the obligations pursuant to the Limited Guarantee set forth in Section 2 of this letter agreement shall survive solely with respect to such obligations and shall terminate upon the final, non-appealable resolution of all such Legal Actions by a court of competent jurisdiction and the satisfaction by the Investors of any obligations finally determined or agreed to be owed by the Investors consistent with the terms hereof); (iii) the date that all obligations under Sections 2 of this letter agreement and Section 7.6(b) of the Merger Agreement have been indefeasibly performed and satisfied in full; or (iv) the assertion by the Company or any of its respective Affiliates of any claim against any Investor or any Investor Related Party in connection with this letter agreement or the Merger Agreement, except that this clause (iv) shall not apply to  the Non-Prohibited Claims.

(c)                                  This Section 3 and Sections 4 through 11 hereof shall survive any termination pursuant to clauses (a) or (b) above.

4.                                      No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement, no Person other than the Investors shall have any liability for any Liabilities hereunder and (a) notwithstanding that an Investor may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future direct or indirect director, officer, employee, agent, partner, manager, member, securityholder, Affiliate, stockholder, controlling Person, attorney, or representative of such Investor (other than (i) such Investor itself and (ii) Parent, Merger Sub and their respective assignees under the Merger Agreement, an “Investor Related Party”) (including, without limitation, in respect of any Liabilities arising under, or in connection with, the Merger Agreement and the Transactions or with respect to any Legal Action, including, without limitation, in the event Parent or Merger Sub breaches its obligations under the Merger Agreement and including whether or not such breach is caused by the breach by any Investor of its obligations under this letter agreement) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, and (b) no personal liability whatsoever shall attach to, be imposed on or otherwise incurred by any of the Investors or any Investor Related Party under this letter agreement or any documents or instruments delivered in connection herewith or with the Merger Agreement or for any claim based on, in respect of, or by reason of such obligations hereunder or by their creation.  Nothing in this letter agreement, express or implied, is intended to or shall confer upon any Person, other than Parent, the Company (solely to the extent provided for in Section 7 of this letter agreement) and the Investors, any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement; provided, that the Investor Related Parties may enforce this Section 4.

5.                                      Representations and Warranties; Certain Covenants.

(a)                                 Each Investor hereby represents and warrants with respect to itself that (a) it has all limited partnership, corporate or other organizational power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by such Investor has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action by it, and no other proceedings or actions on the part of it are necessary therefor; (c) the execution, delivery and performance by it of this letter agreement do not and will not (i) violate the organizational documents of any Investor or any rule of Law or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any material contract to which it is a party, (d) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement; (e) its Maximum Investor Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; (f) it has and, until termination of this letter agreement in accordance with the terms hereof, will have uncalled capital commitments or otherwise has and will have available funds in excess of the sum of its Maximum Investor Commitment and the aggregate amount of all other commitments and obligations it currently has outstanding; and (g) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this letter agreement by such Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement.

(b)                                 Each Investor hereby agrees to be bound by and comply with the obligations, covenants, terms, conditions and undertakings contained in third, fifth and sixth sentences of Section 5.8(c) of the Merger Agreement to the extent such obligations, covenants, terms, conditions and undertakings are applicable to Parent’s Affiliates.

6.                                      Assignment.  This letter agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that none of the Investors may assign all or a portion of their respective obligations to fund their Equity Commitment or the Guaranteed Obligations, as applicable, without the prior written consent of the Company, and any attempted assignment without such consent shall be null and void and of no force and effect.  Notwithstanding the foregoing, each of the Investors may assign all or a portion of its obligations under this letter agreement to entities affiliated with such undersigned; provided, that any such assignment shall not relieve such undersigned of its obligations under this letter agreement.

7.                                      Third Party Beneficiaries.  This letter agreement may be relied upon only by Parent; provided, that the Company may also rely upon this letter agreement as an express third party beneficiary and is entitled to rely on the commitments and obligations of the Investors as if this letter agreement were addressed to the Company to (a) cause each Investor to fund its Maximum Investor Commitment pursuant to Section 1 of this letter agreement, (b) cause each Investor to fund its Guaranteed Obligations pursuant to Section 2 of this letter agreement, and (c) cause each Investor to perform in full its obligations under Section 5(b) of this letter agreement.  Except as set forth in the preceding sentence, and as set forth in Section 4 of this letter agreement with respect to the Investor Related Parties, nothing set forth in this letter agreement shall be construed to confer upon or give any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Aggregate Commitment or any Maximum Investor Commitment, any Guaranteed Obligation or any provisions of this letter agreement.  For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in the Merger Agreement, and notwithstanding that this letter agreement is referred to in the Merger Agreement, no party (including the Company and its respective Subsidiaries and Affiliates or any of Parent’s creditors) other than Parent and the Company in the circumstances described in this letter agreement, shall have any rights against the Investors pursuant to this letter agreement.

8.                                      Relationship of the Parties.  Each party acknowledges and agrees that (a) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between the parties hereto and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Investors under this letter agreement are solely contractual in nature.

9.                                      Amendments.  This letter agreement may not be amended, restated, supplemented or otherwise modified, and no provision hereof waived, except by an instrument in writing signed by Parent and each of the Investors; provided, that this letter agreement may not be amended in a manner that would adversely affect the Company’s third party beneficiary rights under Section 7 hereunder, including, without limitation any amendment, waiver or modification to the Maximum Investor Commitment or Aggregate Commitment, without the prior written consent of the Company.

10.                               Counterparts.  This letter agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (.pdf) signature pages, each of which shall be an original but all of which together shall constitute one and the same instrument.

11.                               Entire Agreement.  This letter agreement, the Merger Agreement (including the exhibits, annexes and schedules thereto) and the other agreements referred to in the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter.

12.                               Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a)                                 THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN (I) ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS LETTER AGREEMENT, (II) THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS LETTER AGREEMENT AND (III) ANY ACTION OR PROCEEDING (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b)                                 THE PARTIES TO THIS LETTER AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE

CHANCERY COURT OF THE STATE OF DELAWARE, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) OVER ANY SUIT, ACTION OR PROCEEDING (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) BROUGHT PURSUANT TO OR ARISING OUT OF THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT.

(c)                                  THE PARTIES TO THIS LETTER AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS LETTER AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS LETTER AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS LETTER AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS LETTER AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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Very truly yours,

INVESTORS:

AMERICAN SECURITIES PARTNERS VII, L.P.

By:	American Securities Associates VII, LLC, its general partner

	By:	/s/ Michael G. Fisch
Name: Michael G. Fisch
Title: Managing Member

AMERICAN SECURITIES PARTNERS VII(B), L.P.

By:	American Securities Associates VII, LLC, its general partner

	By:	/s/ Michael G. Fisch
Name: Michael G. Fisch
Title: Managing Member

AMERICAN SECURITIES PARTNERS VII(C), L.P.

By:	American Securities Associates VII, LLC, its general partner

	By:	/s/ Michael G. Fisch
Name: Michael G. Fisch
Title: Managing Member

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

Accepted and Agreed:

ASP AMC INTERMEDIATE HOLDINGS, INC.

By:	/s/ Marc Saiontz
Name: Marc Saiontz
Title: President

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

Exhibit A

Investor	Pro Rata Share	Maximum Investor Commitment	Guaranteed Obligation
American Securities Partners VII, LP	52.773%	$364,133,700	$50,285,407.44
American Securities Partners VII(B), LP	45.981%	$317,268,900	$43,813,566.01
American Securities Partners VII(C), LP	1.246%	$8,597,400	$1,187,266.55
TOTAL:	100.00%	$690,000,000	$95,286,240